Exhibit 3.148
ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
EUREKA TELECOM OF VA, INC.

     Eureka Telecom of VA, Inc. ( the “Corporation”), pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment and does hereby certify that:
     1. The name of the corporation thereinafter, the “Corporation”) is:
Eureka Telecom of VA, Inc.
     2. The Articles of Incorporation (the “Articles”) of the Corporation are hereby amended as follows:
          Article FOURTH of the Articles is hereby deleted in its entirely and replaced in its entirety by the following new paragraph:
          “FOURTH: The total number of authorized shares that the corporation shall have authority to issue is 100 shares of common stock, each having a par value of 50.001.”
     3. The foregoing amendment was duly adopted on August 1st, 2006.
     4. The foregoing amendment was adopted by unanimous consent of the shareholders.
     5. These Articles of Amendment shall be deemed effective upon their filing with the State Corporation Commission of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, these Articles of Amendment of the Articles of Incorporation have been duly executed by the undersigned officer of the Corporation this 1st day of August, 2006.

EUREKA TELECOM OF VA, INC.
By:	/s/ Jeffery E. Ginsberg
	Name:	Jeffery E. Ginsberg
	Title:	Chairman Corporation’s SCC ID=0562050-5
	Date :	August 1st, 2006